Exhibit 4.2

                                 ALLIANCE LOGO

To:
Number of shares subject to Option(s):
Nature of Option(s): Nonstatutory
Option Price:
Date of Grant:
Expiration Date:
Quarterly Vesting Percentage:
Certain Limitations:

                  If the Optionee's employment with or rendering of other services to the Company shall terminate other than by reason of death, such Option(s) shall thereafter be exercisable only to the extent, if any, that the Option(s) was(were) exercisable immediately prior to the date of such termination. Such exercise must occur within 30 days after termination of employment, provided that if termination is on account of permanent disability or retirement after age 65 or as otherwise defined by the Company in its primary retirement program, such exercise shall be valid if made within one year after such termination.

                  If the Optionee should die while in the employ of the Company or while retained by the Company, the Option(s) shall be exercisable only by the estate of the Optionee or by a person who acquired the right to exercise such Option(s) by bequest or inheritance or otherwise by reason of the death of the Optionee. The Option(s) shall be exercisable only within the twelve-month period next succeeding the death of the Optionee and only to the extent, if any, that the Option(s) was(were) exercisable immediately prior to the date of death.

                  In no event may Optionee at any exercise any unvested portion of this option.


                  OPTIONEE ACKNOWLEDGES THAT AN ESSENTIAL PURPOSE OF THE GRANT OF THIS OPTION IS TO ENSURE THE UTMOST FIDELITY OF THE OPTIONEE TO THE COMPANY'S INTERESTS AND THE DILIGENT PERFORMANCE BY OPTIONEE OF ALL OF OPTIONEE'S UNDERSTANDINGS AND COMMITMENTS TO THE COMPANY, WHETHER OR NOT LEGALLY ENFORCEABLE. ACCORDINGLY, OPTIONEE MAY NOT EXERCISE THIS OPTION DURING OR AFTER TERMINATION OF EMPLOYMENT IF EITHER (1) THE COMPANY --IN ITS SOLE INCONTESTABLE DISCRETION -- BELIEVES THAT OPTIONEE HAS AT ANY TIME BREACHED ANY COVENANT OR OBLIGATION TO THE COMPANY OR UNDERSTANDING WITH THE COMPANY ,WHETHER OR NOT SUCH COVENANT OR OBLIGATION OR UNDERSTANDING IS LEGALLY ENFORCEABLE, OR (2) THE COMPANY - IN ITS SOLE INCONTESTABLE DISCRETION -- BELIEVES THAT OPTIONEE HAS AT ANY TIME CONDUCTED HIMSELF OR HERSELF IN A MANNER WHICH ADVERSELY AFFECTS OR COULD ADVERSELY AFFECT THE COMPANY.


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                  Optionee will not sell any shares so long as Optionee has
                  material information with respect to the Company which has not been publicly disclosed.

                  THE FOREGOING RESTRICTIONS APPLY WHETHER OR NOT THE SHARES SUBJECT TO THIS OPTION ARE OTHERWISE VESTED. The Company may by notice impose additional restrictions on sales of shares. These restrictions are in addition to all vesting and other restrictions which are set forth herein. The Company is not obligated to impose the same or similar restrictions on all holders of options or warrants. These restrictions can be waived only by a written agreement which is signed by the Company's Chief Executive Officer and which expressly refers to these restrictions; without limiting the generality of the foregoing, these restrictions cannot be waived or changed by oral or written statements by Optionee's superiors other than the Company's Chief Executive Officer in the manner aforesaid.

Dear Optionee:

         I am pleased to advise you that the Company has granted you a stock option pursuant to the Company's 2004 Stock Plan (the "Plan"). A copy of the plan is attached as Exhibit A.

         Please sign one copy of this letter and return it to the Company to signify your agreement.

         1. Stock Option. Your option is to purchase the number of shares of our common stock set forth above (the "Option Shares") at the Option Price set forth above. Your option will expire at the close of business on the Expiration Date set forth above, subject to earlier termination as set forth in the Plan.

         The reference above opposite "Nature of Option" indicates whether your option is an Incentive Stock Option or a Nonstatutory Option.

         2. Additional Items. Your Option and the Option Shares received upon the exercise are also subject to the following provisions:

                  (a) Exercisability. The exercise of your Option is limited by the Certain Limitations set forth above as well as by additional restrictions which may be set forth in the Plan.

                  (b) Procedure for Exercise. You may exercise all or any portion of your option, to the extent it is valid and outstanding, at any time and from time to time prior to its termination, by delivering to the Company (i) written notice containing the information and representations appearing on the form attached as Exhibit B, and (ii) payment of the Option Price; except that not less than ten shares may be purchased at any one time unless the total number purchased is the total number that may be purchased under the option.

                  (c) Securities Laws Restrictions. You represent that when you exercise your option you will be purchasing Option Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Option Shares unless otherwise covered by a Form S-8 or unless your offer, sale or other disposition thereof is otherwise registered under the Securities Act of 1933, as amended, (the "1933 Act") and state securities laws or, in the opinion of the Company's counsel, such offer, sales or other disposition is exempt from registration thereunder. You agree that you will not offer, sell or otherwise dispose of any Option Shares in any manner which would:
(i) require the Company to file any registration statement (or similar filing

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under state laws) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that the certificates for any Option Shares you purchase will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws. If you are a director, officer or principal shareholder, Section 16(b) of the Securities Exchange Act of 1934 further restricts your ability to sell or otherwise dispose of Option Shares.

         3. Non-Transferability of Option. Your option is personal to you and is non-transferable by you other than by will or the laws of descent and distribution or as otherwise permitted by the Plan. During your lifetime only you can exercise your option except as otherwise permitted by the Plan. Upon your death, the person or persons to whom your rights pass by will or laws of descent and distribution will have the right to exercise your option.

         4.       Withholding Taxes.

                  (a) The Company shall have the right to withhold from your salary or other compensation any withholding taxes payable as a result of your receipt of Option Shares. The Company shall also have the right to require that you pay to it all such withholding taxes in cash as a condition precedent to the exercise of this Option.

                  (b) If this is an Incentive Stock Option and you dispose of shares purchased as a result of exercise within two years of the date hereof, the Company shall have the right to withhold from your salary or other compensation any withholding of taxes payable as a result of such disposition. The Company shall also have the right to require that you pay to it all such withholding taxes in cash as a condition precedent to the exercise of this Option.

                  (c) In the case of a disposition described in (b), you must give the Company written notice of such disposition within 30 days following the disposition, which notice shall include such information as the Company may reasonably request to effectuate the provisions hereof.

         5. Conformity with Plan. Your option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this letter, you acknowledge your receipt of the Plan and agree to be bound by all the terms of the Plan. All definitions stated in the Plan apply to this letter. YOU SHOULD READ THE PLAN CAREFULLY.

         6. Employment and Successors. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. The agreements contained in this letter shall be binding upon the inure to the benefit of the successor of the Company.

         7. Entire Agreement. This agreement constitutes the entire understanding between you and the Company, and supersedes all other agreements, whether written or oral, with respect to the stock option referred to in this letter.


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         Please sign the extra copy of this letter in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this letter.


                                       Very truly yours,

                                       Alliance Distributors Holding Inc.



                                       By_Jay Gelman
                                       Title:_CEO
CONFIRMED:

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Enclosures:       1.  Confirmation copy of this letter
                  2.  Copy of the Plan - Exhibit A
                  3. Notice of Exercise of Stock Option - Exhibit B

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                                    EXHIBIT B

ALLIANCE HOLDING DISTRIBUTORS INC.

Gentlemen:

         I hereby exercise the following portion of stock options that have heretofore been granted to me as follows:

                  Date of grant ____________________________________

                  Exercise price per share _________________________

                  Number of options granted ________________________

                  Number of options held ___________________________

                  Number of options being exercised hereby _________

         In connection with this exercise, I enclose my check in the amount of $___ in payment of the exercise price and all taxes which are required to be withheld in connection with my exercise.

         I hereby acknowledge that I have read and have been afforded an opportunity to ask questions of management regarding the company and all financial and other material provided to me and have received answers to such questions satisfactory to me.

         I hereby agree to execute whatever other documents are necessary in order to comply with the Plan and any applicable legal requirements in connection with the issuance of the stock to me pursuant to the Plan.

         If these are incentive stock options and I dispose of any shares purchased hereby within one year from the date hereof or within two years from the date the Company granted me the options exercised hereby, I understand that I must give the Company written notice of such disposition, which notice shall include such information as the Company may reasonably request to effectuate the provisions hereof.

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Optionee (Signature)                Social Security Number

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Please print name
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Date                                Address